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                                 EXHIBIT (h)(3)


     SUB-ADMINISTRATION AGREEMENT DATED AS OF NOVEMBER 23, 1999 BETWEEN ASO
                 SERVICES COMPANY AND BISYS FUND SERVICES, INC.
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                          SUB-ADMINISTRATION AGREEMENT


      AGREEMENT made this 23rd day of November, 1999, between the ASO Services Company, Inc. ("ASC"), a corporation organized under the laws of the State of Delaware and having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS Fund Services Ohio, Inc. (the "Sub-Administrator"), a corporation organized under the laws of the state of Ohio having its main office at 3435 Stelzer Road, Columbus, Ohio 43219.

      WHEREAS, ASC has entered into a Management and Administration Agreement, dated as of November 23, 1999, (the "Management and Administration Agreement"), with AmSouth Mutual Funds (the "Trust"), a Massachusetts business trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, concerning the provision of management and administrative services for each Fund of the Trust, as such Funds of the Trust may exist from time to time (individually referred to herein as the "Fund" and collectively as the "Funds"); and

      WHEREAS, ASC desires to retain the Sub-Administrator to assist it in performing administrative services with respect to each Fund and the Sub-Administrator is willing to perform such services on the terms and conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

      1. Services as Sub-Administrator. Subject to the direction and control of ASC, the Sub-Administrator will assist in supervising all aspects of the operations of the Funds except those performed by the investment adviser for the Funds under its Investment Advisory Agreements, the custodian for the Funds under its Custodial Services Agreement, the transfer agent for the Funds under its Transfer Agency Agreement and the fund accountant for the Funds under its Fund Accounting Agreement.

      The Sub-Administrator will maintain office facilities (which may be in the office of the Sub-Administrator or an affiliate but shall be in such location as the Trust shall reasonably determine); furnish statistical and research data, clerical and certain bookkeeping services and stationery and office supplies; prepare the periodic reports to the Securities and Exchange Commission (the "Commission") on Form N-SAR or any replacement forms therefor; compile data for, assist the Trust or its designee in the preparation of, and file all the Funds' federal and state tax returns and required tax filings other than those required to be made by the Funds' custodian and transfer agent; prepare compliance filings pursuant to state securities laws with the advice of the Trust's counsel; respond to fund audits from both independent accountants and regulatory agencies and coordinate Commission inspections; provide support and review of certain periodic Commission and Internal Revenue Service qualification and compliance measurement tests; assist to the extent requested by
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the Trust with the Trust's preparation of its Annual and Semi-Annual Reports to
Shareholders and its Registration Statements (on Form N-1A or any replacement therefor); maintain fund and director insurance as directed by the Trust; assist to the extent requested by the Trust in the Trust's Shareholder Meeting and proxy solicitation process; compile data for, prepare and file timely Notices to the Commission required pursuant to Rule 24f-2 under the Investment Company Act of 1940 (the "1940 Act"); keep and maintain the financial accounts and records of the Funds, including calculation of daily expense accruals; in the case of money market funds, periodically review the amount of deviation, if any, of the current net asset value per share (calculated using available market quotations or an appropriate substitute that reflects current market conditions) from each money market fund's amortized cost price per share; and generally assist in all aspects of the operations of the Funds. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Administrator hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. The Sub-Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act. Administrator may delegate some or all of its responsibilities under this Agreement.

      2. Compensation; Reimbursement of Expenses. ASC shall pay the Sub-Administrator for the services to be provided by the Sub-Administrator under this Agreement such amount, not to exceed ten one-hundredths of one percent (.10%) of the Trust's average daily net assets, that the parties shall agree upon from time to time. In addition, ASC agrees to reimburse the Sub-Administrator for the Sub-Administrator's reasonable out of pocket expenses in providing services hereunder.

      3. Effective Date. This Agreement shall become effective with respect to a Fund as of the date first written above (or, if a particular Fund is not in existence on that date, on the date of the Fund's inception) (the "Effective Date").

      4. Term. This Agreement shall continue in effect with respect to a Fund, for so long as the Management and Administration Agreement dated November 23, 1999 between ASC and the Trust remains in effect.

      5. Standard of Care; Reliance on Records and Instructions; Indemnification. The Sub-Administrator shall use its best efforts to insure the accuracy of all services performed under this Agreement, but shall not be liable to ASC or the Trust for any action taken or omitted by the Sub-Administrator in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties. ASC agrees to indemnify and hold harmless the Sub-Administrator, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to the Sub-Administrator's actions taken or nonactions with respect to the performance of services under this Agreement with respect to a Fund or based, if applicable, upon reasonable reliance on information, records, instructions or


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requests with respect to such Fund given or made to the Sub-Administrator by a duly authorized representative of ASC; provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, the Sub-Administrator shall give ASC written notice of and reasonable opportunity to defend against said claim in its own name or in the name of the Sub-Administrator.

      The Sub-Administrator agrees to indemnify and hold harmless the Administrator, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to the Sub-Administrator's bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties, with respect to the performance of services under this Agreement.

      6. Record Retention and Confidentiality. The Sub-Administrator shall keep and maintain on behalf of the Trust all books and records which the Trust and the Sub-Administrator are, or may be, required to keep and maintain in connection with the services to be provided hereunder pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act. The Sub-Administrator further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust, by ASC, or by the Securities and Exchange Commission at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

      7. Uncontrollable Events. The Sub-Administrator assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

      8. Rights of Ownership. All computer programs and procedures developed to perform the services to be provided by the Sub-Administrator under this Agreement are the property of the Sub-Administrator. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to ASC and/or the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

      9. Return of Records. The Sub-Administrator may at its option at any time, and shall promptly upon the demand of ASC and/or the Trust, turn over to ASC and/or the Trust and cease to retain the Sub-Administrator's files, records and documents created and maintained by the Sub-Administrator pursuant to this Agreement which are no longer needed by the Sub-Administrator in the performance of its services or for its legal protection. If not so turned over to ASC and/or the


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Trust, such documents and records will be retained by the Sub-Administrator for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to ASC and/or the Trust unless the Trust authorizes in writing the destruction of such records and documents.

      10. Representations of ASC. ASC certifies to the Sub-Administrator that this Agreement has been duly authorized by ASC and, when executed and delivered by ASC, will constitute a legal, valid and binding obligation of ASC, enforceable against ASC in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

      11. Representations of the Sub-Administrator. The Sub-Administrator represents and warrants that: (1) the various procedures and systems which the Sub-Administrator has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause of the records and other data of the Trust and the Sub-Administrator's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of it obligations hereunder, and
(2) this Agreement has been duly authorized by the Sub-Administrator and, when executed and delivered by the Sub-Administrator, will constitute a legal, valid and binding obligation of the Sub-Administrator, enforceable against the Sub-Administrator in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

      12. Insurance. The Sub-Administrator shall notify ASC should any of its insurance coverage be cancelled or reduced. Such notification shall include the date of change and the reasons therefor. The Sub-Administrator shall notify ASC of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify ASC from time to time as may be appropriate of the total outstanding claims made by the Sub-Administrator under its insurance coverage.

      13. Notices. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to ASC at the following address: 3435 Stelzer Road, Columbus, Ohio 43219, and to the Sub-Administrator at the following address: 3435 Stelzer Road, Columbus, Ohio 43219 or at such other address as either party may from time to time specify in writing to the other party pursuant to this Section.

      14. Headings. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

      15. Assignment. This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party and with the specific written consent of the Trust.


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      16. Governing Law. This Agreement shall be governed by and provisions shall be construed in accordance with the laws of The Commonwealth of Massachusetts.






      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

[SEAL]                                    ASO SERVICES COMPANY, INC.

                                          By: /s/ J. David Huber
                                              ---------------------------------
                                          Title: Executive Vice President
                                                 ------------------------------

                                          BISYS FUND SERVICES OHIO, INC.

                                          By: /s/ Walter B. Grimm
                                              ---------------------------------
                                          Title: President
                                                 ------------------------------

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